Exhibit 4.3

PORTLAND GENERAL ELECTRIC COMPANY

2007 EMPLOYEE STOCK PURCHASE PLAN

As amended and restated February 19, 2009

Portland General Electric Company

2007 Employee Stock Purchase Plan

1. Purpose of the Plan. The purpose of the Portland General Electric Company 2007 Employee Stock Purchase Plan (the “Plan”) is to provide a convenient means by which employees of Portland General Electric Company (the “Company”) and Participating Subsidiaries (as defined in paragraph 4) may purchase shares of the Company’s Common Stock (“Common Stock”) through payroll deductions and a method by which the Company may assist and encourage such employees to become owners of Common Stock. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted consistently therewith.

2. Shares Reserved for the Plan. There are 625,000 shares of authorized Common Stock reserved for purposes of the Plan. The number of shares reserved for the Plan and other share amounts set forth in the Plan shall be adjusted appropriately by the Board of Directors of the Company (the “Board of Directors”) in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding Common Stock.

3. Administration of the Plan. The Plan shall be administered by or under the direction of the Compensation and Human Resources Committee of the Board of Directors (the “Committee”), which may delegate some or all of its duties and authority to one or more Company employees. The Committee may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Committee may consult with counsel for the Company on any matter arising under the Plan and may retain, at the Company’s expense, such independent counsel or other consultants or advisers as it deems advisable in carrying out its duties under the Plan. All determinations and decisions of the Committee shall be conclusive.

4. Eligible Employees. All Eligible Employees (as defined below) of the Company and all Eligible Employees of each of the Company’s subsidiary entities which is designated by the Committee as a participant in the Plan (such participating subsidiary being hereinafter called a “Participating Subsidiary”) are eligible to participate in the Plan. An “Eligible Employee” is an employee of the Company or a Participating Subsidiary excluding, however, (a) any employee whose customary employment is less than 20 hours per week, and (b) any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Internal Revenue Code of 1986, as amended (the “Code”) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company.

5. Offerings. The Plan shall be implemented by a series of six-month offerings (“Offerings”), with a new Offering commencing on January 1 and July 1 of each year beginning with July 1, 2007. Each Offering commencing on January 1 of any year shall end on June 30 of that year, and each Offering commencing on July 1 of any year shall end on December 31 of that year. The first trading day of each Offering is the “Offering Date” and the last trading day of each Offering is the “Purchase Date” for the Offering. Commencing on each Offering Date, each Eligible Employee shall have the right under the Plan to purchase shares of Common Stock on the Purchase Date for the price determined under paragraph 7 exclusively through payroll deductions authorized under paragraph 6; provided, however, that (a) no right shall permit the purchase of more than 1,500 shares, and (b) no right may be granted under the Plan that would allow an employee’s right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such right is outstanding.

6. Participation in the Plan.

(a) Initiating Participation. An Eligible Employee may participate in an Offering under the Plan by submitting to the Company or its agent a subscription and payroll deduction authorization in the form specified by the Company. The subscription and payroll deduction authorization must be submitted no later than the “Subscription Deadline,” which shall be a number of days prior to the Offering Date with the exact number of days being established from time to time by the Committee by written notice to Eligible Employees. Once submitted, a subscription and payroll deduction authorization shall remain in effect for subsequent Offerings unless amended or terminated and upon the expiration of an Offering the participants in that Offering will be automatically enrolled in the new Offering starting the following day. The payroll deduction authorization will authorize the employing entity to make payroll deductions in an amount designated by the participant from each of the participant’s paychecks during an Offering the participant is participating in. The designated amount to be deducted from each paycheck must be a whole percentage of not less than one percent or more than 10 percent of the participant’s Compensation (as defined in paragraph 6(b)) for the period covered by the paycheck. If payroll deductions are made by a Participating Subsidiary, that entity will promptly remit the amount of the deductions to the Company.

(b) Definition of Compensation. “Compensation” means all regular straight time gross earnings and shall not include overtime, shift premiums, payments for incentive compensation, incentive payments, bonuses, commissions, third party short-term disability, or other compensation.

(c) Amending Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may amend the payroll deduction authorization (i) once during any Offering to decrease the amount of payroll deductions, and (ii) effective for the first paycheck of a new Offering to either increase or decrease the amount of payroll deductions. A request for a decrease in payroll deductions during an Offering must be submitted to the Company in the form specified by the Company no later than the Change Deadline (as defined in paragraph 6(d)) for that Offering, and shall be effective for any paycheck only if the request is received by the Company by the applicable deadline established from time to time by the Committee by written notice to participants. A request for an increase or decrease in payroll deductions effective for the first paycheck of a new Offering must be submitted to the Company in the form specified by the Company no later than the Subscription Deadline for the new Offering. In addition, if the amount of payroll deductions from any participant during an Offering exceeds the maximum amount that can be applied to purchase shares in that Offering under the limitations set forth in paragraph 5(b) above, then (a) as soon as practicable after the Company becomes aware that the limitation has been exceeded, payroll deductions from the participant shall cease and, following a written request from the participant, all such excess amounts shall be returned to the participant, and (b) subject to the restrictions set forth in paragraph 5, payroll deductions from the participant shall restart as of the commencement of the next Offering at the rate set forth in the participant’s then effective payroll deduction authorization. If no such written request is received, any such excess amounts will be applied as provided in paragraph 8.

(d) Terminating Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may terminate participation in the Plan by notice to the Company in the form specified by the Company. To be effective to terminate participation in an Offering, a notice of termination must be submitted no later than the “Change Deadline,” which shall be a number of days prior to the Purchase Date for that Offering with the exact number of days being established from time to time by the Committee by written notice to participants. Participation in the Plan shall also terminate when a participant ceases to be an Eligible Employee for any reason, including death or retirement. A participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of a participant’s participation in the Plan, all amounts deducted from the participant’s Compensation and not previously used to purchase shares under the Plan shall be returned to the participant.

7. Purchase Price. The price at which shares shall be purchased in an Offering shall be 95% of the fair market value of a share of Common Stock on the Purchase Date of the Offering. The fair market value of a share of Common Stock on any date shall be the closing price of the Common Stock for such date as reported by The New York Stock Exchange or, if the Common Stock is not reported on The New York Stock Exchange, such other reported value of the Common Stock as shall be specified by the Committee. If the Purchase Date is a day when The New York Stock Exchange is closed, the fair market value shall be the closing price of the Common Stock as of the close of the last trading day immediately preceding the Purchase Date.

8. Purchase of Shares. All amounts withheld from the pay of a participant shall be credited to his or her account under the Plan by the Custodian appointed under paragraph 9. No interest will be paid on such accounts, unless otherwise determined by the Board of Directors. On each Purchase Date, the amount of the account of each participant will be applied to the purchase of whole shares by such participant from the Company at the price determined under paragraph 7. Any excess cash balance remaining in a participant’s account after a Purchase Date as a result of the limitations set forth in paragraph 5(b) or due to the rounding down of fractional shares will be retained by the Custodian and applied to purchases in the next Offering unless the participant has terminated participation in the Plan or by written notice requests that the funds be refunded to the participant.

9. Delivery and Custody of Shares. Shares purchased by participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Committee. The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participants. By appropriate instructions to the Custodian on forms to be provided for that purpose, a participant may from time to time obtain (a) the transfer into the participant’s own name of all or part of the shares held by the Custodian for the participant’s account and delivery of such shares to the participant; (b) the transfer of all or part of the shares held for the participant’s account by the Custodian to a regular individual brokerage account in the participant’s own name, either with the firm then acting as Custodian or with another firm; or (c) the sale of all or part of the shares held by the Custodian for the participant’s account at the market price at the time the order is executed and remittance of the net proceeds of sale to the participant. Upon termination of participation in the Plan, the participant may elect to have the shares held by the Custodian for the account of the participant transferred and delivered in accordance with (a) above, transferred to a brokerage account in accordance with (b), or sold in accordance with (c). Upon appropriate instructions pursuant to this paragraph 9, share certificates will be issued for whole shares only and any fractional shares allocated to a participant’s account will be paid in cash.

10. Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date each participant will receive a statement showing the activity of the participant’s account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Committee shall determine from time to time.

11. Expense of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan and on delivery of shares to a participant or into his or her brokerage account. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a participant. Expenses to be paid by a participant will be deducted from the proceeds of sale prior to remittance.

12. Rights Not Transferable. The right to purchase shares under this Plan is not transferable by a participant, and such right is exercisable during the participant’s lifetime only by the participant. Upon the death of a participant, any shares held by the Custodian for the participant’s account shall be transferred in the following order of priority:

(a) To the beneficiary or beneficiaries designated by the participant in writing to the Company.

(b) To the persons identified by the participant as the beneficiary or beneficiaries of life insurance proceeds under the group term life insurance policy maintained by the Company.

(c) To the persons entitled thereto under the laws of the state of domicile of the participant upon a proper showing of authority.

13. Dividends and Other Distributions; Reinvestment. Stock dividends and other stock distributions, if any, on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto. Cash distributions other than dividends, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto. Cash dividends, if any, on shares held by the Custodian will be reinvested in Common Stock on behalf of the participants entitled thereto, unless a participant elects to receive the dividends in cash in accordance with procedures implemented under the Plan. The Custodian shall establish a separate account for each participant for the purpose of holding shares acquired through reinvestment of the participant’s dividends. On each dividend payment date, the Custodian shall receive from the Company the aggregate amount of dividends payable with respect to all shares held by the Custodian for participants’ accounts under the Plan. As soon as practicable thereafter, the Custodian shall distribute the applicable cash dividends to the participants who have elected to receive dividends in cash and use all remaining funds so received to purchase shares of Common Stock in the public market, and shall then allocate such shares (including fractional shares) among the dividend reinvestment accounts of the participants (who have not elected to receive dividends in cash) pro rata based on the amount of dividends reinvested for each such participant. A participant may sell or transfer shares in the participant’s dividend reinvestment account in accordance with paragraph 9 above.

14. Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will cause the shares held by the Custodian for each participant’s accounts to be voted in accordance with instructions from the participant or, if requested by a participant, furnish to each participant a proxy authorizing the participant to vote the shares held by the custodian for the participant’s account. Copies of all general communications to shareholders of the Company will be sent to participants in the Plan.

15. Tax Withholding. Each participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Company to be required. If the Company determines that additional withholding is required beyond any amount deposited at the time of purchase, the participant shall pay such amount to the Company on demand. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law.

16. Responsibility and Indemnity. Neither the Company, the Board of Directors, the Committee, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless the Board of Directors, the Committee, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

17. Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company’s securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company. The Company will use its best effort to comply with such laws, regulations and rules and to obtain such approvals.

18. No Employment Rights. Nothing in the Plan or any action taken pursuant to the Plan shall confer upon any employee any right to be continued in the employment of the Company or any Participating Subsidiary or interfere in any way with the right of the Company or any Participating Subsidiary to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits.

19. No Rights as a Shareholder. A participant in the Plan shall have no rights as a shareholder with respect to any shares of Common Stock issuable under the Plan until the shares have been purchased under the Plan and allocated to the participant’s account under the Plan.

20. Amendment of the Plan. The Board of Directors may from time to time amend the Plan in any and all respects, except that without the approval of the shareholders of the Company, the Board of Directors may not increase the number of shares reserved for the Plan (except for adjustments authorized in paragraph 2 above) or decrease the purchase price of shares offered pursuant to the Plan.

21. Termination of the Plan. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the Plan without any obligation on account of such termination, except as hereinafter provided in this paragraph. Upon termination of the Plan, the cash and shares, if any, held in the account of each participant shall forthwith be distributed to the participant or to the participant’s order, provided that if prior to the termination of the Plan, the Board of Directors and shareholders of the Company shall have adopted and approved a substantially similar plan, the Board of Directors may in its discretion determine that the account of each participant under this Plan shall be carried forward and continued as the account of such participant under such other plan, subject to the right of any participant to request distribution of the cash and shares, if any, held for his or her account.

22. Action by Board of Directors. Wherever this Plan refers to action by the Board of Directors, such action may be taken by a committee of the Board of Directors, unless prohibited by applicable law.

23. Effective Date of the Plan. If the shareholders of the Company approve the Plan at the 2007 annual meeting of shareholders, the Plan shall become effective on the date of such annual meeting, and the first Offering under the Plan shall commence on July 1, 2007.

IN WITNESS WHEREOF, the Company has executed the Plan as amended and restated by the Board of Directors on February 19, 2009.

PORTLAND GENERAL ELECTRIC COMPANY

By	/s/ Arleen N. Barnett
	Name:	Arleen N. Barnett
	Title:	Vice President, Administration

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